Exhibit 99
POINT LISAS NITROGEN LIMITED
Financial Statements for the Years
Ended December 31, 2008, 2007 and 2006
And Report of Independent Registered
Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED  PUBLIC ACCOUNTING FIRM
To the Shareholders of
 Point Lisas Nitrogen Limited:
We have audited the statements of income, changes in shareholders’ equity and cash flows of Point Lisas Nitrogen Limited (the “Company”) for the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.
In our opinion, such financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche

Nassau, Bahamas
January 31, 2007

POINT LISAS NITROGEN LIMITED
BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND 2007
(Expressed in thousands of United States dollars)

	Notes	2008	2007

Assets

CURRENT ASSETS:
Cash and cash equivalents		$14,691	9,805
Accounts receivable — affiliates	4/14	8,685	11,728
Accounts receivable — other		955	722
Inventories	5	14,510	13,936
Other current assets		1,970	1,605

Total current assets		40,811	37,796

NON-CURRENT ASSETS:
Property, plant and equipment	6	159,033	176,006
Other long-term assets	7	733	767

Total non-current assets		159,766	176,773

TOTAL		200,577	214,569

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES:
Accounts payable		8,828	7,026
Taxation payable		1,495	3,603
Other current liabilities		5,959	9,383

Total current liabilities		16,282	20,012

DEFERRED INCOME TAX LIABILITY	8	19,379	10,910

ADVANCES FROM SHAREHOLDERS	9/14	—	22,522

Total liabilities		35,661	53,444

SHAREHOLDERS’ EQUITY:
Capital, of no par value	10	9,854	9,854
Retained earnings		155,062	151,271

Total shareholders’ equity		164,916	161,125

TOTAL		$200,577	214,569

The accompanying notes are an integral part of these financial statements.

POINT LISAS NITROGEN LIMITED
STATEMENTS OF INCOME (1)
FOR THE YEARS ENDED
 DECEMBER 31, 2008, 2007 AND 2006
(Expressed in thousands of United States dollars)

	Notes	2008	2007	2006

SALES:
To affiliates	14	$359,421	136,633	159,275

COST AND EXPENSES:
Cost of sales	12/15	(170,652)	(89,277)	(97,552)
General and administration		(3,731)	(2,638)	(2,031)

Total cost and expenses		(174,383)	(91,915)	(99,583)

Operating income		185,038	44,718	59,692
Other income	11	767	987	1,266
Gain/(loss) on disposal of fixed assets		3,167	(2,537)	—

Income before income taxes		188,972	43,168	60,958

Income taxes — current charge		(57,711)	(1,763)	(4,256)
— deferred income tax		(8,470)	(14,543)	(11,732)

Total income taxes	8	(66,181)	(16,306)	(15,988)

NET INCOME		$122,791	26,862	44,970

(1)	Information for the year ended December 31, 2006 is audited. Information for the years ended December 31, 2008 and 2007 is unaudited.
The accompanying notes are an integral part of these financial statements.

POINT LISAS NITROGEN LIMITED
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (1)
FOR THE YEARS ENDED
 DECEMBER 31, 2008, 2007 AND 2006
(Expressed in thousands of United States dollars)

			Retained
	Notes	Capital	Earnings	Total

Balance at December 31, 2005		$9,854	114,439	124,293
Net income		—	44,970	44,970
Less: dividends paid	13	—	(35,000)	(35,000)

Balance at December 31, 2006		9,854	124,409	134,263
Net income		—	26,862	26,862

Balance at December 31, 2007		9,854	151,271	161,125
Net income		—	122,791	122,791
Less: dividends paid	13	—	(119,000)	(119,000)

Balance at December 31, 2008		$9,854	155,062	164,916

(1)	Information for the year ended December 31, 2006 is audited. Information for the years ended December 31, 2008 and 2007 is unaudited.
The accompanying notes are an integral part of these financial statements (1)

POINT LISAS NITROGEN LIMITED
STATEMENTS OF CASH FLOWS (1)
FOR THE YEARS ENDED
 DECEMBER 31, 2008, 2007 AND 2006
(Expressed in thousands of United States dollars)

	Notes	2008	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income		$122,791	26,862	44,970
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization		18,962	18,231	17,390
(Gain)/loss on disposal of fixed assets		(3,167)	2,537	—
Amortization of deferred gain from capital spare parts pooling		(166)	(165)	(165)
Deferred income taxes	8	8,470	14,543	11,732

		146,890	62,008	73,927
Changes in current assets and liabilities:
Accounts receivable — affiliates		3,043	16,445	(14,188)
Accounts receivable — other		(233)	168	(256)
Inventories		(574)	(7,909)	7,898
Other current assets		(365)	330	(495)
Accounts payable		1,802	(109)	(638)
Taxation payable		(2,108)	(927)	(7,676)
Other current liabilities		(3,424)	2,568	(2,000)

Net cash from operating activities		145,031	72,574	56,572

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures		(2,320)	(22,831)	(11,178)
Proceeds from disposal of fixed assets		3,697	—	—

Net cash from/(used in) investing activities		1,377	(22,831)	(11,178)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of advances from shareholders		(22,522)	(53,000)	(32,500)
Dividend payments		(119,000)	—	(35,000)

Net cash used in financing activities		(141,522)	(53,000)	(67,500)

NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS		4,886	(3,257)	(22,106)

CASH AND CASH EQUIVALENTS:
Beginning of year		9,805	13,062	35,168

End of year		$14,691	9,805	13,062

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income taxes paid		$58,211	$3,223	$12,312

Interest received		$345	$713	$839

(1)	Information for the year ended December 31, 2006 is audited. Information for the years ended December 31, 2008 and 2007 is unaudited
The accompanying notes are an integral part of these financial statements (1)

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
 DECEMBER 31, 2008, 2007 AND 2006
(Expressed in thousands of United States dollars)

1.	ORGANIZATION AND OPERATIONS
Point Lisas Nitrogen Limited (“the Company”) was incorporated in the Republic of Trinidad and Tobago in 1994 to own and operate an anhydrous ammonia plant in that country. Koch Mineral Services LLC (“Koch”) and Terra Industries Inc., corporations incorporated in the United States of America, are the ultimate parent companies each owning 50% of the Company.

Koch Nitrogen International Sárl (as affiliate of Koch) and Terra Industries Inc. are contractually obligated to purchase 100% of the Company’s production for the period of 20 years ending September 2018.

As discussed in Note 15 the Company’s primary raw material is natural gas, which is purchased from the National Gas Company of Trinidad and Tobago under a 20-year “take or pay” contract dated October 18, 1996. Other principal components of cost of goods sold include water and power, which are currently available only from state monopolies in the Republic of Trinidad and Tobago, and certain catalysts which are available from multiple sources, except one critical catalyst which is available only from one supplier.
2.	CRITICAL ACCOUNTING JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

Certain amounts included in or affecting the Company’s financial statements and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the financial statements are prepared. A “critical accounting estimate” is one which is both important to the portrayal of the Company’s financial condition and results and requires management’s most difficult, subjective or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such estimates on an ongoing basis based upon historical results and experience, consultation with experts, trends and other methods considered reasonable in the particular circumstances, as well as the forecasts as to how these might change in the future.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
 DECEMBER 31, 2008, 2007 AND 2006
(Expressed in thousands of United States dollars)

a.	Impairment - The Company has made significant investments in property, plant and equipment. These assets are tested, from a plant perspective, for impairment when circumstances indicate that there may be a potential impairment. Estimating recoverable amounts of the property, plant and equipment must in part be based on management’s evaluations, including estimates of future performance, revenue generating capacity of the assets, and assumptions of the future market conditions. Changes in circumstances and in management’s evaluations and assumptions may give rise to impairment losses in the relevant periods. The Company has assessed no impairment loss for the year (2007: none; 2006: none).

b.	Depreciation and amortization - Depreciation and amortization are based on management’s estimates of the future useful life of long-lived assets. Estimates may change due to technological developments, competition, changes in market conditions and other factors and may result in changes in the estimated useful life and in the amortization or depreciation charges. The Company reviews the future useful life of property, plant and equipment and intangible assets periodically taking into consideration the factors mentioned above and all other important factors. In case of significant changes in the estimated useful lives, depreciation and amortization charges are adjusted prospectively.

c.	Income taxes - The Company is subject to taxes in accordance with the tax laws of Trinidad & Tobago. The laws do not include a provision specifically for the wear and tear of ammonia plants, however it allows a 25% wear and tear allowance for the type of equipment that forms an integral part of an ammonia plant. In this regard the Company’s management, for tax purposes, has taken a 25% allowance for the wear and tear of the plant. The issue of the rate of wear and tear of the plant has been brought to the attention of the Board of Inland Revenue, who has agreed that the allowance should be 25%.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
 DECEMBER 31, 2008, 2007 AND 2006
(Expressed in thousands of United States dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
a.	Reporting currency and basis of presentation - Substantially all costs incurred to build the Company’s operating facilities were incurred in United States (“US”) dollars. In addition, all sales are billed and collected in US dollars. On-going operating costs (except for labor and contract labor which is paid in Trinidad and Tobago (TT$) dollars) are incurred and paid in US dollars or are linked to the US dollar, and amounts due to and from shareholders are denominated in US dollars. Accordingly, the US dollar has been selected as the reporting and functional currency for the financial statements, which have been prepared in accordance with generally accepted accounting principles of the United States of America. Substantially all items of property, plant and equipment and other long-term assets are located in the Republic of Trinidad and Tobago.

b.	Income taxes - Income tax expense is the sum of tax currently payable and deferred tax. The tax currently payable is based on taxable profit for the year using the tax rates that have been enacted at the date of the balance sheets. Deferred income tax assets and liabilities are recorded based on the difference between the financial statement and income tax basis of assets using enacted rates at the time the differences are expected to reverse. Deferred tax expense is the change during the year in the deferred tax assets and liabilities.

c.	Property, plant and equipment - Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided for on the straight-line basis at varying rates sufficient to write off the cost of the assets over their estimated useful lives as follows:

Buildings and leasehold improvements	20 years
Plant and equipment	3 to 20 years
Other equipment	3 to 15 years
Interest costs attributable to major construction projects are capitalized in the appropriate asset account and amortized over the estimated useful life of the related asset.

Capital work-in-progress is stated at cost. Depreciation charges are deferred on capital work-in-progress until project completion, at which time such assets are transferred to the specific property, plant and equipment account.

Capital spares that belong to the spare parts pools are stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis to write off the cost of the assets over their estimated useful lives. The actual transfers into the pool were done at a fair value using an indexing procedure with reference to an industry authority. The surplus arising thereon is being deferred and recognized in the statement of income over the remaining useful life of the spares. The deferred gain recognized by the Company in 2008 was $166 (2007: $165; 2006: $165).

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
 DECEMBER 31, 2008, 2007 AND 2006
(Expressed in thousands of United States dollars)

d.	Capital contributions and site lease premium - Capital contribution which is related to the utility supply is being amortized over twenty years (20), the approximate life of the plant. The site lease premium is amortized over the term of the thirty year (30) site lease.

e.	Impairment of assets - At each balance sheet date, management reviews the carrying amount of its manufacturing plant to determine whether there is any indication that those assets have suffered loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). An impairment loss is recognized in the Company’s statement of income.

f.	Inventories - Inventories are stated at the lower of cost or net realizable value. Cost is determined using the following basis:
i.	Items purchased from third parties are valued at cost on the weighted average basis;

ii.	Finished goods using the first-in first-out method are valued at total production cost which includes all direct overheads.
g.	Major maintenance costs (turnaround) - Major maintenance costs (turnaround) are expensed in the year in which the actual expenditure is incurred.

h.	Revenue recognition - Sales revenue is recognized when title transfers to the customer upon completion of loading the shipping vessel as evidenced by the bill of lading.

i.	Cash and cash equivalents - Cash and cash equivalents include cash on hand and in banks.

j.	Translation of foreign currencies - These financial statements are expressed in United States dollars. Assets and liabilities in currencies other than United States dollars are converted at the exchange rates prevailing at year end. Income and expense items are translated at rates of exchange prevailing at the date of the translation.
4.	ACCOUNTS RECEIVABLE — AFFILIATES

	2008	2007

Koch Nitrogen International Sarl	$—	3,660
Terra Industries Inc.	8,685	8,068

	$8,685	11,728

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
 DECEMBER 31, 2008, 2007 AND 2006
(Expressed in thousands of United States dollars)

5.	INVENTORIES

	2008	2007

Ruthenium	$2,002	—
Finished goods — ammonia	5,439	7,947
Chemicals	723	278
Spare parts	6,346	5,711

	$14,510	13,936

6.	PROPERTY, PLANT AND EQUIPMENT

	2008	2007

Plant and equipment	$303,284	303,917
Capital work in progress	1,087	—
Other equipment	3,927	3,419
Building and leasehold improvements	1,841	1,758

	310,139	309,094

Less: accumulated depreciation and amortization	(152,721)	(133,996)

	157,418	175,098
Add: interest in capital spare parts pools	2,418	2,614
Less: deferred gains on spare parts pools	(803)	(1,706)

	$159,033	176,006

In April 2004 and January 2005, the Company entered into an arrangement with three other companies which own substantially similar ammonia plants in the Republic of Trinidad and Tobago for the pooling of certain capital spares. Under this agreement, the Company acquired a proportionate interest in spares that these companies owned and transferred a proportionate interest in its own spares to these other companies.

7.	OTHER LONG-TERM ASSETS

	2008	2007

Capital contribution	$598	598
Site lease premium	406	406
Lease option	174	164
Other	34	34

	1,212	1,202
Less: accumulated amortization	(479)	(435)

	$733	767

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
 DECEMBER 31, 2008, 2007 AND 2006
(Expressed in thousands of United States dollars)

8.	INCOME TAXES

The effective tax rates differ from the statutory tax rate of 35% for the following reasons:

	2008	2007	2006

Expected income taxes	$66,140	15,109	21,335
Income exempt from tax	—	—	(9,507)
Utilization of depreciation tax benefit	—	—	4,001
Other	41	1,197	159

Taxation expense	66,181	16,306	15,988

Tax payable on current year income	57,352	1,615	4,097
Deferred income tax	8,470	14,543	11,732
Green fund levy	359	141	159
Other	—	7	—

Taxation expense	$66,181	16,306	15,988

	2008	2007

Deferred income tax liability:
Property, plant and equipment	$19,379	10,910

	$19,379	10,910

In accordance with the laws of The Republic of Trinidad and Tobago, the Company was granted exemptions from taxes on income from anhydrous ammonia and customs duties for the seven years commencing April 1, 1998. The Company elected not to record tax depreciation during the exemption period. Legislation passed in July 2005 and January 2006 made it mandatory for depreciation to be recorded for tax purposes effective January 1, 2005. These accounts reflect the impact of the legislation on the Company’s income tax liability and its deferred tax asset.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
 DECEMBER 31, 2008, 2007 AND 2006
(Expressed in thousands of United States dollars)

9.	ADVANCES FROM SHAREHOLDERS

	2008	2007

KNC Trinidad Limited	$—	11,261
Terra Nitrogen Trinidad Limited	—	11,261

	$—	22,522

Advances from shareholders were unsecured, interest free, and repayable as and when funds are available. These amounts were repaid in full during the current year.

10.	SHAREHOLDERS’ EQUITY

	2008	2007

Capital:
Authorized:
Unlimited shares of no par value
Issued and fully paid:
60,000,002 ordinary shares of no par value	$9,854	9,854

11.	OTHER INCOME

Other income includes interest income received on the commercial bank accounts.

12.	PENSION BENEFITS

The Company maintains a defined contribution pension plan for all permanent employees where the Company contributes 8% of an employee’s base pay to a deferred annuity naming each employee as the beneficiary. Contributions for the year which amounted to $204 (2007: $165; 2006: $164) are included in cost of sales.

13.	DIVIDENDS

During the year dividends declared and paid amounted to $119,000 (2007: Nil, 2006: $35,000).

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
 DECEMBER 31, 2008, 2007 AND 2006
(Expressed in thousands of United States dollars)

14.	RELATED PARTY BALANCES AND TRANSACTIONS

The Company has entered into contracts for the sale of all of the Company’s production of anhydrous ammonia to Koch Nitrogen International Sárl (an affiliate of Koch Mineral Services LLC) and Terra Industries Inc. until September 29, 2018. Thereafter, the contract is automatically renewed for consecutive one year periods unless otherwise terminated by either party.

	2008	2007	2006

Sales:
Terra Industries Inc.	$183,042	75,630	71,318
Koch Nitrogen International Sarl	176,379	61,003	87,957

	$359,421	136,633	159,275

Accounts receivable — affiliates	$8,685	11,728	-

Advances from shareholders	$-	22,522	-

15.	COMMITMENTS
a.	Natural gas supply

Under the terms of a 20-year “take or pay” contract the Company is required to purchase a maximum of 80% of the Annual Contract Quantity (“ACQ”) of gas in a 365 day year. The gas price is linked to an “Ammonia Reference Price” which escalates annually by 4% compounded in each subsequent twelve month period after the sixtieth month. The shortfall of natural gas below the ACQ must be purchased by the Company at the average annual price for the contract year. The payment for gas not taken can be recovered over the following five years by not paying for gas received in excess of 80% of the ACQ. Minimum commitments under this contract are as follows:

2009	$20,304
2010	21,116
2011	21,961
2012	22,839
2013	23,752
2014-2018	126,297

$236,269

Expenditure for the year amounted to $128,584 (2007: $45,218; 2006: $48,486).

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
 DECEMBER 31, 2008, 2007 AND 2006
(Expressed in thousands of United States dollars)

b.	Pipeline equipment

The Company has entered into an equipment lease agreement with the National Gas Company of Trinidad and Tobago Limited for the lease of certain pipeline equipment used to transport ammonia production to a port facility. This lease is for a period of twenty (20) years commencing July 22, 1998. The annual lease payments are based on a calculation linked to the price of ammonia, and are only required if the market price exceeds the average of $170.00 (one hundred and seventy dollars) per metric ton for the twelve month period commencing each July 22. Annual lease payments are not to exceed $2,300 per annum. Expenditure for the year amounted to $2,300 (2007: $2,300; 2006: $2,300).

c.	Plant site

The Company has entered into lease agreements for its plant site and right of way for the common corridor to a port facility. These leases are for a period of thirty (30) years which commenced October, 1996 and January, 1997 and carry an option to renew for a further thirty (30) years.

Under the terms of the agreements, annual lease payments are estimated to be as follows:

2009	$515
2010	515
2011	515
2012	575
2013	575
2014 - 2025	8,201

$10,896

Expenditure for the year amounted to $462 (2007: $462; 2006: $462).

From 2006, the lease commitments may increase or decrease based on the Consumer Price Index in the United States of America and the Index of Prices in The Republic of Trinidad and Tobago.

POINT LISAS NITROGEN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED
 DECEMBER 31, 2008, 2007 AND 2006
(Expressed in thousands of United States dollars)

16.	CONTINGENT LIABILITIES

	2008	2007

Custom bonds	$163	163

17.	FINANCIAL INSTRUMENTS

Short-term financial assets and liabilities

The carrying amount of short-term financial assets and liabilities comprising cash and cash equivalents, accounts receivable and accounts payable approximate their fair market values.

18.	RISK MANAGEMENT

Market risk represents the risk of loss that may impact the Company’s financial position, results of operations or cash flows due to adverse changes in commodity market prices.

The Company’s policy is to avoid unnecessary risk and to limit, to the extent practical, risks associated with operating activities. The Company’s management does not engage in activities that expose the Company to speculative or non-operating risks.

The Company’s natural gas requirements are supplied under contract with the National Gas Company of Trinidad and Tobago Limited. The cost of natural gas to the Company fluctuates based on changes in the market price of ammonia.
* * * * * *